ASSIGNMENT AND ACKNOWLEDGMENT

THIS ASSIGNMENT AND ACKNOWLEDGMENT (the “Assignment”), dated as of March 7, 2007, is entered into by and among Berman Center, Inc., a Delaware corporation; Berman Health and Media, Inc., the wholly-owned subsidiary of Berman Center, Inc. (Berman Center, Inc. and Berman Health and Media are collectively referred to herein as the “Company”); and Laura A.C. Berman, LCSW, Ph.D., an individual (“Dr. Berman”). The Company and Dr. Berman are sometimes referred to herein as “party” or collectively as “parties”.

RECITALS

WHEREAS, the Company has executed a secured convertible promissory note in favor of The Hunter Fund Ltd. (“Hunter Fund”) dated October 6, 2006 pursuant to which Hunter Fund loaned Two Hundred Thousand Dollars ($200,000.00) to the Company (the “2006 Note”);

WHEREAS, the Company has executed a secured convertible promissory note in favor of the Hunter Fund dated as of the date hereof pursuant to which Hunter Fund has agreed to loan Two Hundred Twenty-Five Thousand Dollars ($225,000.00) to the Company (the “2007 Note,” and together with the 2006 Note, the “Notes”);

WHEREAS, Dr. Berman is employed by the Company as President pursuant to that certain Employment Agreement, dated as of June 16, 2005 (as amended, the “Employment Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, it is a condition to the Hunter Fund’s obligation to fund the 2007 Note that each party execute and deliver this Assignment to the other party, assigning to the Company certain rights created or licensed by Dr. Berman in connection with services provided to the Company pursuant to the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, it is hereby agreed by and between the parties hereto as follows:

1. Representations and Warranties. Dr. Berman represents and warrants to the Company that the agreements set forth on Schedule 1 attached hereto represent all agreements entered into by Dr. Berman, either in her individual capacity or through affiliated entities, in connection with the Services, as defined in the Employment Agreement and as rendered pursuant to the Employment Agreement.

2. Assignment of Revenue.

(a) Subject to Section 2(b) below, Dr. Berman hereby grants, transfers, and assigns to the Company, to the extent permitted by law, any and all net revenues generated (i) as a result of the agreements set forth on Schedule 1 as long as Dr. Berman continues to receive her annual salary of Two Hundred Thousand Dollars ($200,000.00) pursuant to the terms and conditions of the Employment Agreement; and (ii) in connection with any Products (as defined in the Employment Agreement), Services, and licenses related thereto, created or performed during the term of her Employment Agreement (regardless of whether such revenue is derived from agreements entered into by Dr. Berman, individually or companies affiliated with Dr. Berman) as long as Dr. Berman continues to receive her annual salary of Two Hundred Thousand Dollars ($200,000.00) pursuant to the terms and conditions of the Employment Agreement. Notwithstanding anything in this Section 2, Dr. Berman shall not be required to pay or contribute to the Company any income, revenue or other compensation derived from honorarium fees, live speaking engagements, or any real estate owned by Dr. Berman.

(b) In the event that the Company becomes insolvent and enters into bankruptcy, Dr. Berman’s grant, transfer, and assignment of net revenues to the Company under Section 2(a) shall continue as long as Dr. Berman is entitled to and receives her annual salary of Two Hundred Thousand Dollars ($200,000.00) pursuant to the terms and conditions of the Employment Agreement; provided that, however, if the Company fails to generate at least Two Hundred Thousand Dollars ($200,000.00) in gross revenues in any given fiscal year in which the Company is in bankruptcy, then Dr. Berman shall only be entitled to receive as compensation under her Employment Agreement such lesser amount equal to the gross revenues generated by the Company in such fiscal year. In any given fiscal year in which the Company is in bankruptcy, Dr. Berman shall not be entitled to receive the difference between her $200,000 salary and such lesser amount that may have been paid to her in the previous fiscal year under this Section 2(b). Solely for purposes of exemplification, if the Company generated gross revenues of $150,000 in Year 1 of bankruptcy, Dr. Berman shall be entitled to receive $150,000 as her annual salary. In Year 2 of bankruptcy, Dr. Berman shall not be entitled to receive the $50,000 difference but instead shall be entitled to receive up to her $200,000 salary or such lesser amount equal to the amount of the gross revenues generated in Year 2.

(c) Nothing in this Section 2 shall be interpreted to prevent the Company and Dr. Berman from agreeing to modify the amount and terms of Dr. Berman’s annual salary under her Employment Agreement, and such modification shall not affect Dr. Berman’s grant, transfer, and assignment of net revenues to the Company under Sections 2(a) and 2(b). In addition, Dr. Berman may not circumvent her obligations under Sections 2(a) and 2(b) by intentionally causing the Company to withhold payment of her annual salary.

(d) If Dr. Berman’s grant, transfer, and assignment of net revenues to the Company under Sections 2(a) and 2(b), above, terminates during the term of the Notes, Dr. Berman and Mr. Samuel Chapman (“Mr. Chapman”) shall transfer and assign all of the shares of the Company’s common stock owned by them to the Holder of the Notes (as Holder is defined in the Notes). In connection therewith, Dr. Berman and Mr. Chapman agree to execute any and all documents and instruments as may reasonably be required in order to effectuate the terms and intentions of this Section 2(d).

3. Enforceability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

4. Assignment. This Assignment shall be binding upon the parties, and each party’s successors and assigns.

5. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be carried out in California. Each of the parties submit to the exclusive jurisdiction of any state or federal court sitting in Los Angeles, California in any action or proceeding arising out of or relating to this Agreement and further agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Assignment in any other court. Each of the parties agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner so provided by law.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Assignment and Acknowledgement is executed as of the date first written above.

BERMAN CENTER, INC., a Delaware corporation

By:	/s/ Carlos Bernal
Name: Title:	Carlos Bernal Chief Financial Officer

BERMAN HEALTH AND MEDIA, INC., a Delaware corporation

By:	/s/ Carlos Bernal
Name: Title:	Carlos Bernal Chief Financial Officer

LAURA A.C. BERMAN, LCSW, Ph.D.

/s/ Laura A.C. Berman, LCSW, Ph.D.
Laura A.C. Berman, LCSW, Ph.D.

SAMUEL CHAPMAN

/s/ Samuel Chapman
Samuel Chapman

SCHEDULE 1

COPIES OF AGREEMENTS ENTERED INTO BY DR. BERMAN, OR AFFILIATE THEREOF, WITH RESPECT TO PRODUCTS AND SERVICES OF THE COMPANY

INDEX TO SCHEDULE 1

Parties	Brief Description of Agreement
Waterfront Media	www.drlauraberman.com
View Film	“Sexual Healing” TV Show
Hyperion Publishing	“Passion Prescription” book royalties
Henry Holtz Publishing	“For Women Only” book royalties
Hyperion Publishing	“Secrets of the Sexually Satisfied Woman” book royalties
Braun Media and JJJ Marketing	“Dr. Berman Can Help” DVD series
Braun Media	Audio Series
California Exotics Novelties	Novelty Agreement